EXHIBIT E

Montevideo, April 29, 2005

República Oriental del Uruguay
c/o Banco Central del Uruguay
C. Correo 1467
11100 Montevideo
Uruguay

Ladies and Gentlemen:

     I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic”) in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, filed by the Republic with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to US$1,786,138,700 of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities.

     In arriving at the opinions expressed below, I have reviewed the following:

(i)	the Registration Statement;

(ii)	the Indenture dated May 29, 2003 among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee (the “Indenture”), incorporated by reference as an exhibit to the Registration Statement;

(iii)	the forms of the Debt Securities included as exhibits to the Indenture;

(iv)	all relevant provisions of the Constitution of the Republic and all relevant laws and orders of each of the Republic and Banco Central, under which the issuance of the Debt Securities has been authorized (English translations of which are attached as exhibits hereto), including, but not limited to:

1)	the Constitution of the Republic, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50, and

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610; and

(v)	All such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

     It is my opinion that under and with respect to the present laws of the Republic, the Debt Securities, when executed and delivered by the Republic, authenticated pursuant to the Indenture and delivered as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Republic; provided that each series of Debt Securities shall require the promulgation of a Decree by the Executive Power of the Republic specifically authorizing the issuance of such Debt Securities and setting forth the terms thereof, including the maximum aggregate principal amount of such Debt Securities, which must comply with limits established by applicable law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Dr. Enrique Guerra

Dr. Enrique Guerra
Counsel of the Ministry of Economy and Finance of
República Oriental del Uruguay

2

NATIONAL CONSTITUTION

[English translation of excerpt]

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law 16.696

English Translation of Relevant Provisions

Article 3. (Purposes). The purposes of the Central Bank of Uruguay shall be:

(a)	To ensure the stability of national currency.

(b)	To ensure the normal functioning of local and foreign payments.

(c)	To maintain an appropriate level of international reserves.

(d)	To promote and maintain the soundness, solvency and appropriate functioning of the national financial system.

     In the exercise of these purposes the Bank shall seek coordination with the directors of economic policy within the competence of Executive. If the bank considers that any decision substantially affects the purposes attributed to it hereunder, it may maintain its position, informing the Executive thereof for the pertinent purposes in compliance with the procedure established in article 197 of the Constitution.

Article 7. (Authorities). The authorities of the Bank shall be conducive to fulfillment of the purposes indicated in article 3.

In this sense the Bank:

(c) Shall act as the government’s economic advisor, bank and financial agent.

Article 50.	(Administration of the public debt and loans). The Bank shall be responsible, under the terms and conditions agreed to with the Executive, for the issuance and management of public securities with State guarantees and, in this sense, shall negotiate directly with the public.

     The Bank shall fulfill the duties of administration of the service of internal and external Public Debts, Treasury Bills and Treasurer Bonds, and international loans.

Traducción No. 13.984/15/01	Para: ASESORIA JURIDICO NOTARIAL

Documento: Artículos 602-610 de la Ley No. 17.296 del 21 de febrero de 2001

CHAPTER II
PUBLIC SECTOR DEBT

ARTICLE 602. — The outstanding amount of Treasury Bonds and Treasury Bills shall be regulated by the following maximum values:

     a) as of January 1, 2001 — US$ 5,100,000,000.00 (5.1 billion US Dollars).

     b) as from the 2001 fiscal year, the above-mentioned limit shall be increased each fiscal year by the accrual of the authorized deficit amount.

ARTICLE 603. — The Executive Power shall include in the annual rendering of accounts a report on the use of the current ceiling.

ARTICLE 604. — The Executive Power is hereby authorized to issue and maintain a ceiling of Treasury Bills of US$ 1,250,000,000.00 (1.25 billion US Dollars), or its equivalent in other currencies, throughout the validity of the present law.

ARTICLE 605. — In any fiscal year, with the exception of the one that goes from January 1, 2004 to December 31, 2004, the Executive Power may exceed the stipulated ceiling in a maximum of 30% (thirty per cent) of the difference between the ceiling of the following fiscal year and the one in force for the fiscal year under consideration. This special circumstance shall be informed to the General Assembly and shall not modify the ceiling for the following fiscal years.

ARTICLE 606. The debt ceiling as of January 1, 2005 and until a new debt law is passed, shall be the one in force as of December 31, 2004, increased by US$500,000,000.00 (five hundred million US Dollars).

Article 607. (Proceedings to be followed for the negotiation and access to credit form external sources). The authorization of any official proposal to request loans from international agencies, foreign institutions or Governments, in which the Republic should assume the borrower’s direct responsibility or the guarantor’s obligations, shall be under the exclusive jurisdiction of the Executive Power, in accordance with the Ministry of Economy and Finance and the Minister of the relevant sector, by underwriting the respective agreements. The procedure to be followed for the authorization of said negotiation and access shall be established by the pertinent regulations.

Article 608. (Valuation). For all the purposes of the present law, those liabilities in foreign exchange other than US Dollar shall be valuated at the applicable rate on December 31, 2000, or at the applicable rate at the time the transaction is made, in the case it takes place later on.

Article 609. Degree-law No. 14268 of September 20, 1974, is hereby substituted by the following:

“ARTICLE 4. The proceeds of the placement of Treasury Bonds and other similar public debt instruments shall be credited to the order of the Ministry of Economy and Finance, in the account opened with Banco Central del Uruguay (BCU) for that purpose.

The Ministry of Economy and Finance shall choose the currency in which its accounts with BCU shall be held.”

ARTICLE 610. — Decree-law No.14268 of September 20, 1974, is hereby substituted by the following:

“Article 5. Interest and redemption services on Treasury Bonds and other similar public debt instruments shall be conducted through Banco Central del Uruguay (BCU) in its capacity as financial agent of the State. Commissions and charges in any respect derived from the management of the same shall likewise be met by BCU in said capacity.

     The funds required to render the relevant services shall be made available to BCU one working day prior to maturity.

THE FOREGOING IS A TRUE TRANSLATION

ARTICLES 602 TO 610 OF LAW No. 17.296,

DATED FEBRUARY 21, 2001.

/s/ Dr. Rodolfo Caretti

Dr. Rodolfo Caretti
Director General
Ministerio de Economía y Financas